As Filed with the Securities and Exchange Commission on October 16, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement Under
The Securities Act of 1933

TCF FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	41-1591444
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Lake Street East, Mail Code EX0-03-A, Wayzata, MN 55391-1693
(Address of principal executive offices, including Zip Code)

TCF Employees Stock Purchase Plan and

TCF Employees Stock Purchase Plan — Supplemental Plan
(Full Title of Plans)

Gregory J. Pulles
Vice Chairman, General Counsel and Secretary
TCF Financial Corporation
200 Lake Street East, MAILCODE EX0-03-A
Wayzata, MN 55391-1693

(952) 475-7910
(Name, address and telephone number of agent for service)

Calculation Of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common stock,
$.01 par value(1)	2,000,000 shares(2)	$26.36 (3)	$52,720,000(3)	$ 1,618.50

(1)   Includes Preferred Share Purchase Rights to purchase Series A Junior Participating Preferred Stock that currently are not separable from the common stock and are not exercisable.

(2)   The number of shares registered represents the number of additional shares estimated to be used for the plans over the next three to five years. Pursuant to Rule 416 under the Securities Act of 1933 this statement also covers any additional securities that may be issued as a result of stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) this statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(3)   Pursuant to Rule 457(c), the per share price is estimated, solely for the purpose of determining the registration fee, based upon the average of the high and low prices for such TCF common stock, par value $.01, reported on the New York Stock Exchange on October 12, 2007.

This registration statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933 and Rule 462 thereunder.

EXPLANATORY NOTE

The TCF Employees Stock Purchase Plan — Supplemental Plan referred to in this registration statement is the successor plan to the Supplemental Employees Retirement Plan referred to in the registration statements that are identified below and incorporated herein by reference. A copy of the TCF Employees Stock Purchase Plan—Supplemental Plan (a/k/a the “2005 ESPP SERP”) was originally filed in a Form 8-K with the Securities and Exchange Commission on January 27, 2005. This Plan was subsequently amended and approved by shareholders in 2006, and was again amended and renamed to the current name and filed in a Form 8-K on April 13, 2006.

STATEMENT OF INCORPORATION

This statement relates to registration of additional securities of the same class for which a registration statement filed on Form S-8 relating to the Plans is effective. Accordingly, pursuant to Instruction E, the contents of the following registration statements are hereby incorporated by reference: Registration No. 333-113748 filed on March 19, 2004, Registration No. 333-72394 filed on October 29, 2001, Registration No. 33-57633, filed on February 8, 1995, Registration No. 33-43030 filed on September 30, 1991 and Registration No. 33-14203 filed on November 27, 1987.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

The General Counsel of the Company, who has passed upon the legality of the securities offered hereby, is eligible for participation in both of the plans.

Item 8. Exhibits

EXHIBITS

Exhibit Number	Description
5	Opinion and Consent of Gregory J. Pulles, Vice Chairman, General Counsel and Secretary of TCF Financial Corporation as to the legality of TCF Common Stock

23	Consent of KPMG LLP

24	Power of Attorney

The TCF Employees Stock Purchase Plan has received a favorable determination letter from the Internal Revenue Service (“IRS”) on its qualified plan status under Internal Revenue Code section 401(a). TCF Financial Corporation will submit or has submitted the TCF Employees Stock Purchase Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order for it to continue to qualify.

Item 9. Undertakings.

A.                                   Post-Effective Amendments.

The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)                                  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)                                 To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)                                  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) and (b) above will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                                     Subsequent Documents Incorporated by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                     Claims for Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayzata, State of Minnesota on October 16, 2007.

TCF FINANCIAL CORPORATION

/s/ Lynn A. Nagorske
By:	Lynn A. Nagorske
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Thomas F. Jasper
By:	Thomas F. Jasper
Executive Vice President and Chief Financial Officer(Principal Financial Officer)

/s/ David M. Stautz
By:	David M. Stautz
Senior Vice President, Controller and Assistant Treasurer (Principal Accounting Officer)

William A. Cooper, Chairman and Director*		Lynn A. Nagorske, Chief Executive Officer and Director *

Gregory J. Pulles, Vice Chairman, General Counsel, Secretary and Director*

Rodney P. Burwell, Director*		Thomas A. Cusick, Director*
Luella G. Goldberg, Director*		George G. Johnson, Director*
Peter L. Scherer, Director*		Gerald A. Schwalbach, Director*
Douglas A. Scovanner, Director*		Ralph Strangis, Director*

*By	/s/ Gregory J. Pulles
Gregory J. Pulles, Attorney-in-fact pursuant to Power of Attorney attached as Exhibit 24.		Date: October 16, 2007

Pursuant to the requirements of the Securities Act of 1933, the Company (which administers the plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayzata, State of Minnesota on the 16th day of October, 2007.

TCF Employees Stock Purchase Plan, TCF Financial Corporation as Plan Administrator

/s/ Barbara E. Shaw
By:	Barbara E. Shaw
Senior Vice President, Director of Corporate Human Resources

Pursuant to the requirements of the Securities Act of 1933, the Company (which administers the plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayzata, State of Minnesota on the 16th day of October, 2007.

TCF Employees Stock Purchase Plan — Supplemental Plan, TCF Financial Corporation as Plan Administrator

/s/ Barbara E. Shaw
By:	Barbara E. Shaw
Senior Vice President, Director of Corporate Human Resources